EXHIBIT 3.1.1

CERTIFICATE OF INCORPORATION

OF

ACE SECURITIES CORP.

The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  The name of the corporation is ACE Securities Corp. (hereinafter called the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 15 East North Street, Dover, Delaware 19901, in the County of Kent.  The name of its registered agent at such address is Vanguard Corporate Services, LTD.

THIRD:  The purpose for which the Corporation is organized is to engage in only the following activities:

(a)

to authorize, issue, sell, deliver, purchase and invest in (and enter into agreements in connection with), and/or to engage in the establishment of one or more trusts (each, a “Trust”), which will issue and sell, bonds, notes, debt or equity securities, obligations, and other securities and instruments (in one or more series, each of which series may consist of one or more classes) (“Securities), which Securities will be collateralized or otherwise secured or backed by, or otherwise represent interests in, among other things (A) one or more Receivables or pools of Receivables (as defined in (b) below); (B) pass-through certificates or debt securities (“Asset-Backed Securities”) evidencing undivided beneficial ownership interests in, or debt obligations of, one or more trusts or other entities that own or hold, among other things, one or more Receivables or pools of Receivables; (C) participations or certificates of participating or beneficial ownership in one or more Receivables or pools of Receivables (“Participation Certificates”); or (D) other related assets (“Related Assets”) (Receivables, Asset-Backed Securities, Participation Certificates and Related Assets pledged as security for or otherwise supporting the Securities and the proceeds thereof are collectively referred to herein as the “Collateral”);

(b)

in connection with the issuance and sale of the Securities or otherwise, to purchase or otherwise acquire, own, hold, transfer, convey, pledge, assign, sell (or otherwise dispose of), service, finance, refinance or otherwise deal in or with Collateral and to enter into contractual arrangements, transactions and agreements with respect to the Receivables and with the providers or obligors respecting such Collateral, including agreements with originators of Receivables, sellers or services of Receivables or dealers in any assets to which the Receivables relate; for purposes of this Certificate, the term “Receivables” means the right to payment under, and other rights of a holder with respect to, various promissory notes, leases, loan agreements, installment sales contracts, drafts (including bank and commercial drafts), trade documents, certificates of participation, accounts receivable, accounts, account balances, certificates of beneficial ownership, bankers’ acceptances, bonds, notes or debentures of corporations or other business entities and other agreements and instruments evidencing indebtedness or payment obligations, any or all of which may be secured or unsecured, that arise in connection with one or more of the following:  (i) loans secured by first or junior mortgages on real estate or interests in real estate, (ii) deeds of trust, mortgage loans, mortgage participations, mortgage pass-through certificates or collateralized mortgage obligations issued by any person or entity or other types of mortgage-related securities, (iii) the sale or lease of automobiles, trucks or other motor vehicles, equipment, merchandise and other personal property and financings or re-financings secured thereby, (iv) credit card purchases or cash advances, (v) the sale, licensing or other commercial provision of services, rights, intellectual properties and other intangibles, (vi) trade financing, with or without whole or partial guarantees of payment by the Export-Import Bank of the United States or any comparable domestic, foreign or international authority, (vii) loans to employee stock ownership plans, (viii) general debt obligations, and (ix) any and all other commercial transactions and commercial, corporate, sovereign, student and consumer loans and indebtedness;

(c)

to arrange or otherwise provide for support for any series of Securities to be issued by the Corporation or any Trust by various forms of credit enhancement including collections and/or distributions on the Receivables which are to be remitted to certain accounts to be established under the indenture or participation, pooling or other similar agreement relating to such series, cash deposits, letter of credit agreements, guarantees, loan or credit agreements, insurance policies, surety bonds, guaranteed rate agreements, liquidity facilities, tax protection agreements, interest rate cap agreements,, interest rate swap agreements, currency exchange agreements, other derivative agreements or other forms of agreements or arrangements for the benefit of the holders of Securities and/or the enhancement of the credit of such Securities, including arrangements whereby, for a given series, payments on one or more classes of Securities are subordinated to, and constitute additional security for, payments due on one or more other classes of Securities in such series;

(d)

to invest certain proceeds from Receivables and other Collateral as determined by the Corporation; and

(e)

to engage in any activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are incidental to and necessary, suitable or convenient for the accomplishment of the foregoing.

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is One Hundred (100) shares of common stock, each of which shall have a par value of one dollar ($1.00) per share (“Common Stock”).  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

(a)

Except as set forth herein or as otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by such holder.

(b)

The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends.  Any dividend or distribution on the Common Stock shall be payable on shares of all Common Stock share and share alike.

(c)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to share ratably, share alike, in the remaining net assets of the Corporation.

FIFTH:  In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to alter, amend, repeal or adopt the By-Laws of the Corporation; provided, however, that any such alteration, amendment, repeal or adoption that relates to or affects in any way the criteria for, qualifications of, or requirements that the Corporation maintain at least one “Independent Director” (as such term is defined in the Seventh Article), must receive the prior affirmative vote or written consent of the Independent Director.

SIXTH:  Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation’s By-Laws.

SEVENTH:  The Corporation shall at all times (except as noted hereafter in the event of death, incapacity, resignation or removal) have at least one director (an “Independent Director”) who is not at the time of appointment and has not been during the preceding five (5) years (i) a customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with Deutsche Bank A.G. or its affiliates, Deutsche Bank A.G. and its affiliates, being hereinafter referred to as the “Deutsche Group”; (ii) a stockholder (whether direct, indirect or beneficial), director, officer, employee, attorney, counsel or affiliate of any member of the Deutsche Group; (iii) a person or other entity controlling or under common control with any such stockholder, director, officer, employee, partner, customer, supplier or other person; (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person; or (v) a trustee, conservator or receiver for any member of the Deutsche Group.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.  In the event of the death, incapacity, resignation or removal of an Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director.  The Board of Directors shall not vote on any matter requiring the vote of an Independent Director under this Certificate of Incorporation unless and until at least one Independent Director is then serving on, and voting for, the Board.

EIGHTH:  A director shall be fully protected in relying in good faith upon the books of account or other records of the Corporation or statements prepared by any of its officers or by independent public accountants or by an appraiser selected with reasonable care by the Board of Directors as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s capital stock might properly be purchased or redeemed.

NINTH:  Subject to the limitations of an Independent Director in the Seventh Article, to the extent permitted under the General Corporation Law of the State of Delaware, any person (including, but not limited to, stockholders, directors, officers and employees of the Corporation or any affiliate of the Corporation) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and neither the Corporation nor its stockholders shall have any right in or to such independent ventures or to the income or profits derived therefrom.

TENTH:  Notwithstanding any other provision of this Certificate of Incorporation and any provision of law, the Corporation shall not do any of the following:

(a)

engage in any business or activity other than as set forth in the Third Article hereof;

(b)

without the affirmative vote of (x) all of the members of the Board of Directors of the Corporation (which must include the affirmative vote of all (which shall be at least one) duly appointed Independent Directors who must be present to constitute a quorum therefor), and (y) each stockholder of the Corporation (i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial party of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due or (vii) take any corporation action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph.

(c)

dissolve or liquidate the Corporation in whole or in part, or merge or consolidate with any other corporation, company or entity or, except to the extent contemplated by the Third Article hereof, sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity; or

(d)

incur or assume any indebtedness for borrowed money except indebtedness contemplated by the Third Article hereof.

When voting or whether the Corporation will take any action described in paragraph (b) above, each Director shall owe its primary fiduciary duty or other obligation to the Corporation (including, without limitation, the Corporation’s creditors) and not to the stockholders (except as may specifically be required by the General Corporation Law of Delaware).

ELEVENTH:  The Corporation shall inure at all times that (a) it maintains separate corporate records and books of account from those of Altamont Holdings Corp. and its affiliates (collectively, the “Parent Group”), (b) it maintains separate bank accounts from those of each member of the Parent Group, (c) the Corporation’s assets will be identifiable and none of the Corporation’s assets will be commingled with those of any member of the Parent Group, (d) it conducts its own business in its own name, (e) it maintains separate financial statements, showing its assets and liabilities separate and apart from those of any member of the Parent Group, (f) it pays its own liabilities and expenses only out of its own funds, (g) it observes all corporate and other organizational formalities, (h) it maintains an arms’ length relationship with each member of the Parent Group and enters into transactions with such members of the Parent Group only on a commercially reasonable basis, (i) it pays the salaries of its employees out of its own funds, (j) it maintains a sufficient number of employees in light of its contemplated business operations, (k) it does not guarantee or become obligated for the debts of any other entity or person, (l) it does not hold out its credit as being available to satisfy the obligations of any other person or entity, (m) it does not acquire the obligations or securities of any member of the Parent Group, except in connection with the securities of such obligations or securities, (n) it does not make loans to any other person or entity or buy or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities), (o) it uses separate stationery, invoices, and checks bearing its own name, (p) it does not pledge its assets for the benefit of any other party, (q) it holds itself out as a separate entity, (r) it corrects any known misunderstanding regarding its separate identity, (s) it does not identify itself as a division of any other person or entity, (t) it maintains adequate capital in light of its contemplated business operations, and (u) it conducts its business and affairs in accordance with the assumptions contained in legal opinions relative to substantive consolidation and related doctrines issued in connection with securitization transactions.

TWELFTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of the Third, Fifth, Seventh, Tenth, Eleventh, or Twelfth Articles of this Certificate of Incorporation (the “Restricted Articles”) without the affirmative vote of all (which shall be at least one) Independent Directors who must be present to constitute a quorum therefor; provided, further, however, the Corporation’s By-Laws or any amendment, alteration, change or repeal thereof shall not in any manner impair, nor alter, the Restricted Articles; and provided further, however, that the Corporation shall not amend or change any provision of any Article other than the Restricted Articles so as to be inconsistent with the Restricted Articles.

THIRTEENTH:  The Corporation shall adhere to the following provisions:

(a)

The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and losses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful.

(b)

To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by the Corporation other than the determination, in good faith, that such defense has been successful.  In all other cases wherein indemnification is provided by this Section, unless ordered by a court, indemnification shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct specified in this Section.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or event if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon.

(c)

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.  Entry of a judgment by consent as part of a settlement shall be deemed a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

(d)

Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Corporation’s Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Thirteenth Article.

(e)

The indemnification and other rights set forth in this Thirteenth Article shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(f)

Neither the amendment or repeal of this Thirteenth Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Thirteenth Article shall eliminate or reduce the effect of this Thirteenth Article in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Thirteenth Article if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

FOURTEENTH:  The Corporation is to have perpetual existence.

FIFTEENTH:  The name and address of the incorporator is Gary Malhotra, 100 Maiden Lane, New York, New York  10038.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Incorporation on this 3rd day of June, 1998.

/s/ Gary Malhotra

Gary Malhotra,

Sole Incorporator